Exhibit 23.37

CONSENT OF FRANCOIS ROBICHAUD

I consent to the incorporation by reference in the Registration Statement on Form F-3 and the related prospectus of certain information that I have prepared or reviewed as a “qualified person” under the Canadian Securities Administrators National Instrument 43-101 included in Agnico Eagle Mines Limited’s Annual Report on Form 40-F for the year ended December 31, 2022 filed with the Securities and Exchange Commission on March 27, 2023. I also consent to the reference to my name under the heading “Experts” in such prospectus.

May 11, 2023

/s/ Francois Robichaud
Francois Robichaud
Senior Advisor, Metallurgy